SUBSIDIARIES OF THE REGISTRANT

NAME OF SUBSIDIARY                    STATE OF INCORPORATION

Saint Andrews Golf Corporation        Nevada

LVDGT Rainbow, Inc.                   Nevada

LVDGT Development Corp.               Nevada